Exhibit 3.105
File Number: 20061211161800735137
Date Filed: 04/28/2006
Robin Carnahan
Secretary of State
State of Missouri
Creation — General Business — Domestic 5 Page(s)
(Barcode T0611806554)
ARTICLES OF INCORPORATION
OF
FARMINGTON HOSPITAL CORPORATION
The undersigned, acting as incorporator of a corporation under the General and Business Corporation Law of Missouri (the “Missouri Code”), adopt the following Articles of Incorporation:
ARTICLE ONE
The name of the Corporation is Farmington Hospital Corporation.
ARTICLE TWO
The street address of its initial registered office is 300-B East High Street, Jefferson City, Missouri 65101, and the name of its initial registered agent at such address is National Registered Agents, Inc.
ARTICLE THREE
The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be One Thousand (1,000) shares of $.01 par value common stock.
The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows:
The corporation shall have one class of stock and such common stock shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution of the corporation.
ARTICLE FOUR
The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied.
Shareholders of the corporation shall have no preemptive rights to acquire additional shares of the corporation.
ARTICLE FIVE
The name and place of residence of each incorporator is as follows:

Robin J. Keck
7100 Commerce Way, Suite 100
Brentwood, TN 37027
ARTICLE SIX
The number of directors to constitute the first board of directors is three. Thereafter the number of directors shall be fixed by, or in the manner provided by the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.
ARTICLE SEVEN
The duration of the corporation is perpetual.
ARTICLE EIGHT
The corporation is formed for the following purposes:
The purpose of the Corporation is to own and operate health care facilities and to engage in any lawful act or activity for which corporations may be organized under Section 351 of the Missouri Code.
ARTICLE NINE
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 351.345 of the Missouri Code, or (iv) for any transaction from which the director derived any improper personal benefit. If the Missouri Code is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Missouri Code, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE TEN
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the

Missouri Code as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Missouri Code requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Missouri Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Missouri Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Missouri Code.
E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Missouri Code with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE ELEVEN
The Board of Directors of the Corporation shall have the power to adopt and amend the Bylaws of the Corporation.
IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 27th day of April, 2006.
/s/Robin J. Keck
Robin J. Keck
Incorporator
STATE OF TENNESSEE
COUNTY OF WILLIAMSON
I, Sherry A. Connelly, Notary Public, do hereby certify, that on this 27th day of April, 2006, personally appeared before me Robin J. Keck, who being by me first duly sworn, declared that she is the person who signed the foregoing document as incorporator and that the statements herein contained are true.
/s/Sherry A. Connelly
Notary Public
(SEAL)
My commission expires: 12/9/08

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